Exhibit 99

Journal Communications Reports Second Quarter 2010 Results

MILWAUKEE--(BUSINESS WIRE)--July 21, 2010--Journal Communications, Inc. (NYSE:JRN) today announced results for its second quarter ended June 27, 2010.

“Improving revenue trends combined with permanent cost reduction initiatives taken over the last year led to another quarter during which we increased our operating earnings and our operating margin from the prior year. We also reduced our debt during the quarter by another $16.9 million,” said Steve Smith, Chairman and Chief Executive Officer of Journal Communications. “While the economic recovery seems to be somewhat uneven across the country, we were encouraged by the operating results for the quarter at most of our local markets including Sun Belt markets like Nevada and Florida.

“In the second quarter, Broadcast revenue increased as automotive advertising was up 31% compared to the prior year and we recorded $1.9 million in political and issue advertising. The rate of decline in advertising revenue moderated in our Publishing business, down 8.5% in the second quarter versus down 13.0% in the first quarter compared to the prior year.

“As we look ahead, developing our digital business and enhancing our local market content in order to grow audiences and build new advertising revenues remain a priority for us.”

Second Quarter 2010 Results

Note that unless otherwise indicated, all comparisons are to the second quarter ended June 28, 2009.

For the second quarter, revenue from continuing operations of $104.4 million increased 0.1% compared to $104.3 million. Operating earnings of $14.4 million are compared to an operating loss of $9.5 million which included a $19.0 million impairment charge for broadcast licenses. The loss from discontinued operations of $0.2 million is compared to a loss of $0.3 million. Net earnings were $8.1 million compared to a net loss of $4.8 million.

In the second quarter, basic and diluted net earnings per share of class A and B common stock were $0.14 for both. This compared to basic and diluted net loss per share of $0.11 for both in 2009. Basic and diluted earnings per share of class A and B common stock from continuing operations were $0.14 for both. This compared to basic and diluted loss per share from continuing operations of $0.10 for both in 2009. Basic and diluted loss per share of class A and B common stock from discontinued operations were $0.01 for both in 2009.

The operating margin was 13.8% for the second quarter compared to a negative 9.1% margin. Excluding the $19.0 million impairment charge last year, the operating margin was 9.1%. EBITDA (net earnings (loss) excluding the gain/loss from discontinued operations, net; total other expense, net; provision (benefit) for income taxes; depreciation; amortization; and, if any, non-cash impairment charges) was $21.1 million compared to $16.5 million, an increase of 27.7%.

Consolidated and Segment Results

The following table presents our revenue and operating earnings (loss) by segment for the second quarters of 2010 and 2009.

	2Q	2Q	% Change
	2010	2009
Revenue:
Publishing	$ 47.4	$ 49.4	(4.1)
Broadcasting	47.0	43.8	7.5
Printing services	10.1	11.2	(10.0)
Corporate eliminations	(0.1)	(0.1)	20.5
Total Revenue	$ 104.4	$ 104.3	0.1

Operating earnings (loss):
Publishing	$ 6.6	$ 4.4	51.7
Broadcasting	9.7	(11.8)	N/A
Printing services	0.5	(0.2)	N/A
Corporate	(2.4)	(1.8)	(29.6)
Total operating earnings (loss)	$ 14.4	$ (9.5)	N/A

Broadcast license impairment	$ --	$ 19.0	N/A

Overall, total operating expenses of $90.0 million decreased 20.9% compared to $113.7 million. Excluding the $19.0 million impairment charge and the $1.7 million gain related to the initial estimate of the insurance proceeds for the Wichita tower replacement, total operating expenses last year were $96.4 million. The decrease in total operating expenses of 6.7% is primarily attributed to the many permanent cost saving initiatives implemented during the second quarter of 2009 that have now been in place for over a year.

Publishing

For the second quarter, publishing revenue decreased 4.1% to $47.4 million compared to $49.4 million, largely due to continued decreases in all advertising categories offset by an increase in commercial print revenue. Operating earnings from publishing were $6.6 million compared to $4.4 million, an increase of 51.7%. Total newsprint and paper expense in publishing was $4.6 million compared to $4.5 million, a 2.5% increase primarily due to an increase in the price per ton of newsprint.

Revenue at the daily newspaper for the second quarter decreased 2.3% to $39.0 million compared to $39.9 million. Retail advertising revenue at the daily newspaper decreased 5.6%. Classified advertising revenue at the daily newspaper decreased 9.5% largely due to decreases in the real estate, automotive and other advertising categories. Interactive advertising revenue at the daily newspaper increased 11.5% to $2.8 million compared to $2.5 million, primarily due to an increase in retail sponsorships and classified packages. Operating earnings from the daily newspaper were $5.4 million compared to $3.3 million, an increase of 63.3%. Daily newspaper operating expenses decreased 8.3%, primarily due to the reduction in employee related costs, other cost reduction initiatives and reduced expenses related to revenue declines partially offset by a $0.2 million increase in newsprint and paper expense.

Community newspapers and shoppers revenue for the second quarter decreased 11.9% to $8.4 million compared to $9.5 million. The decrease was primarily due to declines in automotive, retail and real estate advertising revenue. Operating earnings from community newspapers and shoppers was $1.2 million compared to $1.0 million, an increase of 14.1%. Operating expenses were down 15.1%, primarily due to cost savings from previous workforce reductions and reduced expenses related to revenue declines.

Broadcasting

For the second quarter, broadcasting revenue increased 7.5% to $47.0 million compared to $43.8 million. Local advertising revenue, excluding political advertising, increased 1.3% and national advertising revenue increased 16.1%. Total broadcast political and issue advertising revenue was $1.9 million compared to $0.6 million. Retransmission revenue was $1.6 million compared to $1.0 million. Broadcasting operating earnings were $9.7 million, including a $0.2 million gain related to insurance proceeds for the completion of the Wichita tower replacement compared to an operating loss of $11.8 million, which included a $19.0 million impairment charge for broadcast licenses and a $1.7 million gain related to the initial estimate of the insurance proceeds for the Wichita tower replacement.

Revenue from television stations for the second quarter increased 10.0% to $29.3 million compared to $26.7 million. Television political and issue advertising revenue was $1.7 million compared to $0.4 million. Operating earnings were $5.4 million compared to operating earnings of $2.0 million, excluding a $14.8 million impairment charge. Television operating expenses decreased 3.0%, excluding the impairment charge in 2009 due to the reduction in employee related costs and in syndicated programming expense as we move to more local television programming.

For the second quarter, revenue from radio stations increased 3.5% to $17.7 million from $17.1 million. Radio political and issue advertising revenue was $0.2 million in each of 2010 and 2009. Operating earnings from radio stations were $4.2 million compared to $3.5 million, excluding a $4.1 million impairment charge and a $1.7 million gain related to insurance proceeds from our Wichita tower replacement in 2009. Excluding the impact of the gain related to insurance proceeds from the tower replacement in both years, radio operating expenses were essentially flat.

Printing Services

For the second quarter, revenue from printing services decreased 10.0% to $10.1 million compared to $11.2 million due to continued weakness in the printing industry and the anticipated reduction in revenue from certain printing customers. Operating earnings were $0.5 million compared to an operating loss of $0.2 million. The business continues to align its cost structure with its reduced revenue base.

Corporate

Revenue eliminations were $0.1 million in each of the second quarters of 2010 and 2009. The operating loss was $2.4 million compared to $1.8 million due to an increase in director stock compensation expense and an increase in incentive compensation expense related to the improvement in overall operating earnings of the company.

Discontinued Operations

For the second quarter, the loss from the discontinued operations of PrimeNet Marketing Services was $0.2 million compared to $0.3 million.

Non-Operating Items

For the second quarter, other expense, which primarily consists of interest expense, was $0.5 million compared to $0.7 million. Interest expense decreased due to a decline in both the average borrowings under our credit facility during the quarter and the interest rate on our borrowings.

The second quarter effective tax rate was 40.1% compared to an effective tax benefit rate of 55.6%. Last year’s rate was impacted by the operating loss created by the impairment charge and a favorable adjustment to our income tax reserve due to the lapsing of certain open tax years.

Debt and Cash Flows

At quarter end, our debt of $117.8 million represented 1.60 times the trailing four quarters of EBITDA. During the quarter and year-to-date, debt was reduced by $16.9 million and $33.6 million, respectively. While we have classified our debt as a current liability, we are in the process of extending our existing credit facility on a long-term basis and expect to finalize the agreement in the near future. Year-to-date cash from operating activities was $37.9 million compared to $47.0 million which included income tax refunds of $8.7 million. Year-to-date capital expenditures were $5.8 million compared to $3.8 million. Current year expenditures include $1.5 million related to the Wichita tower replacement for which we have received insurance proceeds.

Third Quarter 2010 Outlook

For the third quarter of 2010, we anticipate that publishing and printing services segment revenues will continue to be down compared to the prior year period reflecting challenges with publishing advertising revenue and printing volumes. Broadcasting segment revenues are expected to be up compared to the prior year period due to increased political, local and national advertising.

Conference Call and Webcast

The company will hold an earnings conference call today at 9:00 a.m. Central Time (10:00 a.m. ET, 7:00 a.m. PT). To access the call, dial (888) 679-8040 (domestic) or (617) 213-4851 (international) at least 10 minutes prior to the scheduled start of the call. The access code for the conference call is 55339577. A live webcast of the second quarter conference call will be accessible through the Journal Communications’ website at www.journalcommunications.com/investors, also beginning at 9:00 a.m. CT this morning. An archive of the webcast will be available on this site today through August 4, 2010. Replays of the conference call will be available July 21 through August 4, 2010. To hear the replay, dial (888) 286-8010 (domestic) or (617) 801-6888 (international) at least one hour after the completion of the call. The access code for the replay is 66386414. Pre-registration for the conference call is now available at www.journalcommunications.com/investors.

Forward-looking Statements

This press release contains certain forward-looking statements related to our businesses that are based on our current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Our written policy on forward-looking statements can be found in our most recent Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission.

About Journal Communications

Journal Communications, Inc., headquartered in Milwaukee, Wisconsin, was founded in 1882. We are a diversified media company with operations in publishing, radio and television broadcasting, interactive media and printing services. We publish the Milwaukee Journal Sentinel, which serves as the only major daily newspaper for the Milwaukee metropolitan area, and several community newspapers and shoppers in Wisconsin and Florida. We own and operate 33 radio stations and 13 television stations in 12 states and operate an additional television station under a local marketing agreement. Our interactive media assets build on our strong publishing and broadcasting brands. We also provide a wide range of commercial printing services – including printing of publications, professional journals and documentation material.

Tables Follow

Journal Communications, Inc.
Consolidated Statements of Operations (unaudited)
(dollars in thousands, except for shares and per-share amounts)

	Second Quarter (A)			Two Quarters (B)
	2010	2009	% Change	2010	2009	% Change

Revenue:
Publishing	$ 47,386	$ 49,433	(4.1)	$ 91,938	$ 97,557	(5.8)
Broadcasting	47,012	43,742	7.5	89,617	82,957	8.0
Printing services	10,112	11,240	(10.0)	21,747	25,535	(14.8)
Corporate eliminations	(124)	(156)	20.5	(391)	(268)	(45.9)
Total revenue	104,386	104,259	0.1	202,911	205,781	(1.4)

Operating costs and expenses:
Publishing	28,552	32,060	(10.9)	57,499	66,876	(14.0)
Broadcasting	22,300	21,911	1.8	43,896	45,412	(3.3)
Printing services	8,196	9,832	(16.6)	17,800	22,259	(20.0)
Corporate eliminations	(124)	(168)	26.2	(391)	(282)	(38.7)
Total operating costs and expenses	58,924	63,635	(7.4)	118,804	134,265	(11.5)

Selling and administrative expenses	31,047	31,105	(0.2)	59,606	62,403	(4.5)
Broadcast license impairment	--	18,975	N/A	--	18,975	N/A
Total operating costs and expenses
and selling and administrative
expenses	89,971	113,715	(20.9)	178,410	215,643	(17.3)

Operating earnings (loss)	14,415	(9,456)	N/A	24,501	(9,862)	N/A

Other income and (expense):
Interest income	25	--		33	--
Interest expense	(543)	(737)		(1,106)	(1,549)
Total other income and (expense)	(518)	(737)	(29.7)	(1,073)	(1,549)	(30.7)

Earnings (loss) from continuing operations before income taxes	13,897	(10,193)	N/A	23,428	(11,411)	N/A

Provision (benefit) for income taxes	5,578	(5,665)	N/A	9,401	(7,144)	N/A

Earnings (loss) from continuing operations	8,319	(4,528)	N/A	14,027	(4,267)	N/A

Loss from discontinued operations, net of tax	(219)	(304)	28.0	(624)	(444)	(40.5)

Net earnings (loss)	$ 8,100	$ (4,832)	N/A	$ 13,403	$ (4,711)	N/A

Weighted average number of shares-Class A and B common stock:
Basic	50,784,350	50,316,845		50,699,896	50,294,449
Diluted	50,784,350	50,316,845		50,699,896	50,294,449

Weighted average number of shares-Class C common stock	3,264,000	3,264,000		3,264,000	3,264,000

Earnings (loss) per share:
Basic - Class A and B common stock:
Continuing operations	$ 0.14	$ (0.10)		$ 0.24	$ (0.10)
Discontinued operations	--	(0.01)		(0.01)	(0.01)
Net earnings (loss)	$ 0.14	$ (0.11)		$ 0.23	$ (0.11)

Diluted - Class A and B common stock:
Continuing operations	$ 0.14	$ (0.10)		$ 0.24	$ (0.10)
Discontinued operations	--	(0.01)		(0.01)	(0.01)
Net earnings (loss)	$ 0.14	$ (0.11)		$ 0.23	$ (0.11)

Basic and diluted - Class C common stock:
Continuing operations	$ 0.28	$ 0.14		$ 0.52	$ 0.28
Discontinued operations	--	--		(0.01)	--
Net earnings	$ 0.28	$ 0.14		$ 0.51	$ 0.28

(A)	2010 second quarter: March 29, 2010 to June 27, 2010
2009 second quarter: March 30, 2009 to June 28, 2009
(B)	2010 two quarters: December 28, 2009 to June 27, 2010
2009 two quarters: December 29, 2008 to June 28, 2009

Journal Communications, Inc.
Segment Information (unaudited)
(dollars in thousands)

	Second Quarter (A)			Two Quarters (B)
	2010	2009	% Change	2010	2009	% Change
Revenue
Publishing	$ 47,386	$ 49,433	(4.1)	$ 91,938	$ 97,557	(5.8)
Broadcasting	47,012	43,742	7.5	89,617	82,957	8.0
Printing services	10,112	11,240	(10.0)	21,747	25,535	(14.8)
Corporate eliminations	(124)	(156)	20.5	(391)	(268)	(45.9)
	$ 104,386	$ 104,259	0.1	$ 202,911	$ 205,781	(1.4)

Operating earnings (loss)
Publishing	$ 6,623	$ 4,367	51.7	$ 10,012	$ 3,755	166.6
Broadcasting	9,675	(11,793)	N/A	17,394	(10,072)	N/A
Printing services	510	(183)	N/A	1,108	78	1,320.5
Corporate	(2,393)	(1,847)	(29.6)	(4,013)	(3,623)	(10.8)
	$ 14,415	$ (9,456)	N/A	$ 24,501	$ (9,862)	N/A

Depreciation and amortization
Publishing	$ 2,902	$ 3,026	(4.1)	$ 5,800	$ 6,078	(4.6)
Broadcasting	3,200	3,347	(4.4)	6,404	6,702	(4.4)
Printing services	490	522	(6.1)	1,029	1,050	(2.0)
Corporate	122	134	(9.0)	244	269	(9.3)
	$ 6,714	$ 7,029	(4.5)	$ 13,477	$ 14,099	(4.4)

(A)	2010 second quarter: March 29, 2010 to June 27, 2010
2009 second quarter: March 30, 2009 to June 28, 2009
(B)	2010 two quarters: December 28, 2009 to June 27, 2010
2009 two quarters: December 29, 2008 to June 28, 2009

Journal Communications, Inc.
Publishing and Broadcasting Segment Information (unaudited)
(dollars in thousands)

	Second Quarter of 2010 (A)			Second Quarter of 2009 (B)

Publishing:		Community			Community
	Daily	Newspapers		Daily	Newspapers		% Change	% Change	% Change
	Newspaper	& Shoppers	Total	Newspaper	& Shoppers	Total	Daily	CN&S	Total
Advertising revenue:
Retail	$ 15,849	$ 5,835	$ 21,684	$ 16,790	$ 6,642	$ 23,432	(5.6)	(12.1)	(7.5)
Classified	5,191	1,287	6,478	5,734	1,528	7,262	(9.5)	(15.8)	(10.8)
National	1,103	--	1,103	1,202	--	1,202	(8.2)	N/A	(8.2)
Direct Marketing	62	--	62	124	--	124	(50.0)	N/A	(50.0)
Other	--	37	37	--	63	63	N/A	(41.3)	(41.3)
Total advertising revenue	22,205	7,159	29,364	23,850	8,233	32,083	(6.9)	(13.0)	(8.5)
Circulation revenue	12,508	471	12,979	12,787	512	13,299	(2.2)	(8.0)	(2.4)
Other revenue	4,307	736	5,043	3,301	750	4,051	30.5	(1.9)	24.5
Total revenue	$ 39,020	$ 8,366	$ 47,386	$ 39,938	$ 9,495	$ 49,433	(2.3)	(11.9)	(4.1)

Operating earnings	$ 5,442	$ 1,181	$ 6,623	$ 3,332	$ 1,035	$ 4,367	63.3	14.1	51.7

Broadcasting:							% Change	% Change	% Change
	Television	Radio	Total	Television	Radio	Total	Television	Radio	Total

Revenue	$ 29,296	$ 17,716	$ 47,012	$ 26,623	$ 17,119	$ 43,742	10.0	3.5	7.5

Operating earnings (loss)	$ 5,429	$ 4,246	$ 9,675	$ (12,823)	$ 1,030	$ (11,793)	N/A	312.2	N/A

Broadcast license impairment	$ -	$ -	$ -	$ 14,845	$ 4,130	$ 18,975	N/A	N/A	N/A

Adjusted operating earnings	$ 5,429	$ 4,246	$ 9,675	$ 2,022	$ 5,160	$ 7,182	168.5	(17.7)	34.7

	Two Quarters of 2010 (C)			Two Quarters of 2009 (D)

Publishing:		Community			Community
	Daily	Newspapers		Daily	Newspapers		% Change	% Change	% Change
	Newspaper	& Shoppers	Total	Newspaper	& Shoppers	Total	Daily	CN&S	Total
Advertising revenue:
Retail	$ 29,638	$ 10,626	$ 40,264	$ 31,940	$ 12,511	$ 44,451	(7.2)	(15.1)	(9.4)
Classified	10,104	2,295	12,399	11,430	2,688	14,118	(11.6)	(14.6)	(12.2)
National	2,323	--	2,323	2,594	--	2,594	(10.4)	N/A	(10.4)
Direct Marketing	117	--	117	461	--	461	(74.6)	N/A	(74.6)
Other	--	96	96	--	146	146	N/A	(34.2)	(34.2)
Total advertising revenue	42,182	13,017	55,199	46,425	15,345	61,770	(9.1)	(15.2)	(10.6)
Circulation revenue	25,066	927	25,993	25,358	1,012	26,370	(1.2)	(8.4)	(1.4)
Other revenue	9,295	1,451	10,746	7,783	1,634	9,417	19.4	(11.2)	14.1
Total revenue	$ 76,543	$ 15,395	$ 91,938	$ 79,566	$ 17,991	$ 97,557	(3.8)	(14.4)	(5.8)

Operating earnings	$ 8,954	$ 1,058	$ 10,012	$ 3,245	$ 510	$ 3,755	175.9	107.5	166.6

Broadcasting:							% Change	% Change	% Change
	Television	Radio	Total	Television	Radio	Total	Television	Radio	Total

Revenue	$ 57,724	$ 31,893	$ 89,617	$ 52,607	$ 30,350	$ 82,957	9.7	5.1	8.0

Operating earnings (loss)	$ 10,576	$ 6,818	$ 17,394	$ (12,210)	$ 2,138	$ (10,072)	N/A	218.9	N/A

Broadcast license impairment	$ -	$ -	$ -	$ 14,845	$ 4,130	$ 18,975	N/A	N/A	N/A

Adjusted operating earnings	$ 10,576	$ 6,818	$ 17,394	$ 2,635	$ 6,268	$ 8,903	301.4	8.8	95.4

(A) 2010 second quarter: March 29, 2010 to June 27, 2010
(B) 2009 second quarter: March 30, 2009 to June 28, 2009
(C) 2010 two quarters: December 28, 2009 to June 27, 2010
(D) 2009 two quarters: December 29, 2008 to June 28, 2009

NOTE:

Publishing  and broadcasting segment information is provided to facilitate comparison of our publishing and broadcasting segments results with those of other publishing and broadcasting companies and is not representative of the overall business of Journal Communications or its operating results.

Journal Communications, Inc.
Reconciliation of consolidated net earnings (loss) to consolidated EBITDA (unaudited)
(dollars in thousands)

	Second Quarter (A)		Two Quarters (B)
	2010	2009	2010	2009

Net earnings (loss)	$ 8,100	$ (4,832)	$ 13,403	$ (4,711)
Loss from discontinued operations, net	219	304	624	444
Provision (benefit) for income taxes	5,578	(5,665)	9,401	(7,144)
Total other expense, net	518	737	1,073	1,549
Depreciation	6,227	6,533	12,498	13,112
Amortization	487	496	979	987
Broadcast license impairment	--	18,975	--	18,975
EBITDA	$ 21,129	$ 16,548	$ 37,978	$ 23,212

(A) 2010 second quarter: March 29, 2010 to June 27, 2010
2009 second quarter: March 30, 2009 to June 28, 2009
(B) 2010 two quarters: December 28, 2009 to June 27, 2010
2009 two quarters: December 29, 2008 to June 28, 2009

We define EBITDA as net earnings (loss) excluding gain/loss from discontinued operations, net, provision (benefit) for income taxes, total other expense (which is entirely comprised of interest income and expense), depreciation, amortization and, if any, non-cash impairment charges. Our management uses EBITDA, among other things, to evaluate our operating performance, and to value prospective acquisitions. EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States. EBITDA should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. EBITDA, as we calculate it, may not be comparable to EBITDA reported by other companies.

Journal Communications, Inc.
Calculation of Diluted Earnings Per Share - Class A and B (unaudited)
(dollars in thousands)

	Second Quarter (A)				Two Quarters (B)
	2010		2009		2010		2009

Numerator for diluted earnings (loss) per share:
Dividends on class A and B common stock	$ -	*	$ -	*	$ -	*	$ 1,006	*
Dividends on class C common stock	464		464		928		928
Dividends on non-vested restricted stock	-		(5)		-		1
Total undistributed earnings (loss) from continuing operations
Class A and B	7,257	*	(4,987)	*	12,099	*	(6,202)	*
Class C	466		-		778		-
Non-vested restricted stock	132		-		222		-
Loss from discontinued operations
Class A and B	(203)		(304)		(576)		(444)
Class C	(13)		-		(37)		-
Non-vested restricted stock	(3)		-		(11)		-
Net earnings	$ 8,100		$ (4,832)		$ 13,403		$ (4,711)

Denominator for diluted earnings (loss) per class A and B share:
Weighted average shares outstanding - Class A and B	50,784		50,317		50,700		50,294
Impact of non-vested restricted shares	-		-		-		-
Conversion of class C shares	-		-		-		-
Adjusted weighted average shares outstanding for class A and B	50,784	*	50,317	*	50,700	*	50,294	*

Diluted earnings (loss) per share of class A and B:
Continuing operations	$ 0.14	*	$ (0.10)	*	$ 0.24	*	$ (0.10)	*
Discontinued operations	-		(0.01)		(0.01)		(0.01)
Net earnings (loss)	$ 0.14		$ (0.11)		$ 0.23		$ (0.11)

* Included in calculation of diluted earnings per share from continuing operations - class A and B

(A)	2010 second quarter: March 29, 2010 to June 27, 2010
2009 second quarter: March 30, 2009 to June 28, 2009
(B)	2010 two quarters: December 28, 2009 to June 27, 2010
2009 two quarters: December 29, 2008 to June 28, 2009

Journal Communications, Inc.
Consolidated Condensed Balance Sheets
(dollars in thousands)

	June 27,
	2010	December 27,
	(unaudited)	2009
ASSETS
Current assets:
Cash and cash equivalents	$ 2,684	$ 3,369
Investments of variable interest entity	500	--
Receivables, net	57,035	62,543
Inventories, net	2,667	3,070
Prepaid expenses	4,842	3,497
Syndicated programs	3,907	7,983
Deferred income taxes	4,166	4,899
Assets of discontinued operations	--	2,393
Total current assets	75,801	87,754
Property and equipment, net	194,492	201,541
Syndicated programs	2,273	3,285
Goodwill	9,098	9,098
Broadcast licenses	82,426	81,762
Other intangible assets, net	23,997	24,976
Deferred income taxes	58,384	63,368
Other assets	1,680	1,403
Total assets	$ 448,151	$ 473,187

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 23,898	$ 23,963
Accrued compensation	13,474	13,564
Notes payable to banks	117,815	--
Accrued employee benefits	6,238	5,642
Deferred revenue	15,202	15,353
Syndicated programs	5,215	9,944
Other current liabilities	8,087	7,437
Current portion of long-term liabilities	552	440
Current liabilities of discontinued operations	--	1,296
Total current liabilities	190,481	77,639
Accrued employee benefits	61,695	63,268
Syndicated programs	4,584	6,250
Long-term notes payable to banks	--	151,375
Other long-term liabilities	4,682	3,580
Shareholders' equity	185,545	171,075
Noncontrolling interest	1,164	--
Total liabilities and equity	$ 448,151	$ 473,187

CONTACT:
Journal Communications, Inc.
Andre Fernandez
Executive Vice President, Finance & Strategy
and Chief Financial Officer
414-224-2884